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                              ACCOUNTANTS' CONSENT

To the Stockholders and Board of Directors of THE COOPER COMPANIES, INC.

We consent to incorporation by reference in the Registration Statement Nos. 33-50016 and 33-11298 on Form S-3 and Registration Statement Nos. 33-27938, 33-36325 and 33-36326 on Form S-8 of The Cooper Companies, Inc. of our reports dated January 11, 1995 and January 16, 1995, relating to the consolidated balance sheets of The Cooper Companies, Inc. as of October 31, 1994 and 1993 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows and related schedules for each of the years in the three-year period ended October 31, 1994, the balance sheets of CooperSurgical, Inc. as of October 31, 1994 and 1993 and the statements of operations, stockholders' deficit and cash flows and related schedule for each of the years in the three-year period ended October 31, 1994, and the consolidated balance sheets of Hospital Group of America, Inc. as of October 31, 1994, 1993 and May 29, 1992 and the related consolidated statements of operations, stockholder's equity and cash flows and related schedule for the years ended October 31, 1994 and 1993, for the period from May 30, 1992 to October 31, 1992 and for the period from June 1, 1991 to May 29, 1992, which reports appear in the October 31, 1994 Annual Report on Form 10-K of The Cooper Companies, Inc. We also consent to the reference to us under the heading 'Experts' in such registration statements.

                                                      KPMG PEAT MARWICK LLP

San Francisco, California
January 24, 1995